Exhibit 2.1
EXECUTION VERSION

AMENDMENT NO. 1 TO
RELATIONSHIP AGREEMENT
This Amendment No. 1 to Relationship Agreement (this “Amendment”), is entered into as of January 28, 2020, by and among JUUL Labs, Inc., a Delaware corporation (the “Company”), Altria Group, Inc., a Virginia corporation (the “Investor”), and Altria Enterprises LLC, a Virginia limited liability company and wholly-owned subsidiary of the Investor (together with the Investor, the “Investors”). Capitalized terms used but not defined herein shall have the meanings set forth in the Relationship Agreement (as defined below).
WHEREAS, the Company and the Investors are parties to that certain Relationship Agreement, dated December 20, 2018 (the “Relationship Agreement”); and
WHEREAS, pursuant to Section 9.10 of the Relationship Agreement, any term thereof may be amended with the written consent of (x) the Company (after obtaining the affirmative vote of at least two-thirds (2/3rd) of the Non-Investor Directors then in office) and (y) the Investor.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors agree as follows:
1.Amendment to Section 2.2. Section 2.2 of the Relationship Agreement is hereby amended by adding a new Section 2.2(b) and Section 2.2(c) to read, in their entirety, as follows:

“(b)    Promptly following such time as Antitrust Clearance is obtained, a committee of the Board, to be named the Litigation Oversight Committee, will be created consisting of (i) all of the directors designated by the Investor pursuant to Section 2(b)(i) or Section 2(c)(i) of the Voting Agreement, as applicable (one of whom will be appointed as the Chairperson of the Litigation Oversight Committee), (ii) two Shareholder Directors (as defined in the Voting Agreement), and (iii) the chief executive officer of the Company. The Litigation Oversight Committee will have full oversight authority and review of litigation management for matters in which the Company and Investor (or any of its Affiliates) are co-defendants and have or reasonably could have a written Joint Defense Agreement in effect between them (“Joint Litigation Matters”). The Litigation Oversight Committee, acting by majority vote, will have authority to recommend to the Company’s Chief Legal Officer changes to outside counsel and strategy with respect to Joint Litigation Matters. If the Chief Legal Officer disagrees with any recommendation of the Litigation Oversight Committee, then such matter shall be submitted to the Board for consideration and shall be approved or not approved by majority vote of the Board; provided, however, that from and after the receipt of Antitrust Clearance and until such time as the Board has first been reconstituted with no vacancies pursuant to Section 2(b) of the Voting Agreement, the Litigation Oversight Committee (by majority vote) will have decision making authority with respect to the matters described in this Section 2.2(b), other than the authority of the Litigation Subcommittee set out in Section 2.2(c).

(c)    Promptly following such time as Antitrust Clearance is obtained, a subcommittee of the Litigation Oversight Committee, to be named the Litigation Subcommittee, will be formed and will consist of (i) the chief executive officer of the Company, (ii) one of the directors designated by the Investor pursuant to Section 2(b)(i) or Section 2(c)(i) of the Voting Agreement, as applicable, and (iii) one of the Shareholder Directors (as defined in the Voting Agreement). The Litigation Subcommittee will consider the hiring, or continued engagement or replacement, as applicable, of a senior outside counsel responsible for advising the Company on litigation strategy for Joint Litigation Matters (“Senior Outside Counsel”). If the Litigation Subcommittee, by unanimous vote, approves the hiring, or continued engagement or replacement, as applicable, of a Senior Outside Counsel, the Company will effect the same. If the Litigation Subcommittee cannot reach unanimous agreement after all reasonable efforts have been exhausted and the Board at such time has no vacancies, any member of the Litigation Subcommittee can refer the matter to the Board, which will approve or disapprove the hiring, or continued engagement or termination, as applicable, of the Senior Outside Counsel. The Litigation Subcommittee will be disbanded following the decision to hire, retain or replace, as applicable, a Senior Outside Counsel which has been approved by unanimous vote of the Litigation Subcommittee or, pursuant to the immediately preceding sentence, approved by the Board. Notwithstanding the foregoing, for a period of one year following the hiring, or continued engagement or termination, as applicable, of the Senior Outside Counsel as described above, such Senior Outside Counsel may be removed only by majority vote of the Litigation Oversight Committee.”

2.Amendment to Section 3. Section 3 of the Relationship Agreement is hereby amended by adding a new Section 3.4 to read, in its entirety, as follows:

“Section 3.4.    Additional Termination Provisions.

(a)
In the event that the Company is at any time prohibited as a matter of federal law from selling vapor-based electronic nicotine delivery systems (“e-Vapor Products”) in the United States, or the e-Vapor Products of the Company and its subsidiaries are otherwise prohibited as a matter of federal law from being sold in the United States, the Company shall promptly notify the Investor in writing of the date such prohibition has commenced and, in the event such prohibition remains in effect for a continuous period of at least 12 months, then upon written notice from the Investor that it intends to Compete, all obligations of the Investor (including those that could become applicable to any Upstream Affiliate) set forth in Article 3 shall permanently terminate; provided, that in the event the Company shall have filed a Premarket Tobacco Product Application (“PMTA”) with respect to any e-Vapor Product at least six months earlier than the date on which this Section 3.4(a) would otherwise have become applicable, the termination of the Investor’s obligations in Article 3 pursuant to this Section 3.4(a) shall be tolled unless and until the U.S. Food and Drug Administration rejects such PMTA.

(b)
In the event that the Investor, in good faith, publicly discloses that it has, in accordance with GAAP, written down the aggregate value of the Investor Shares to $1.28 billion or less, all obligations of the Investor (including those that could become applicable to any Upstream Affiliate) set forth in Article 3 shall permanently terminate upon written notice from the Investor that it has written down the aggregate value of the Investor Shares to $1.28 billion or less and intends to Compete. The Investor hereby warrants and represents to the Company that, as of January 28, 2020, it has no plans to write down the aggregate value of the Investor Shares to $1.28 billion or less.

(c)
The date of the permanent termination of all of the Investor’s obligations pursuant to Section 3.4(a) or 3.4(b) shall be deemed (i) an “Investor Rights Termination Date” for all purposes of this Agreement, including Sections 3.1 and 3.2 and (ii) the date of written notice from the Investor of its intent to Compete pursuant to Section 3.4(a) or 3.4(b) shall constitute a “Non-Compete Termination Notice Date” solely for purposes of the second sentence of Section 3.1(b).

In addition, Section 3.1(c)(i) and the second sentence of Section 3.1(b) of the Relationship Agreement are each hereby amended to add the following words after “Investor Directors” and before “and the Investor Observer”:
“(other than the right of the Investor to designate one Independent person unanimously Certified by the Nominating Committee (as such terms are defined in the Voting Agreement))”

3.Notices. Section 9.9 is hereby amended to add the following copy addressee for notices to the Investor or Investor Sub: Zachary S. Podolsky at ZSPodolsky@wlrk.com.

4.Miscellaneous. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement to be deemed a reference to such agreement as amended hereby. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Except as expressly modified by this Amendment, the terms of the Agreement remain unchanged and remain in full force and effect. No modification of or amendment to this Amendment shall be effective unless in writing signed by the parties to this Amendment. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

JUUL LABS, INC.

By: /s/ K.C. Crosthwaite
Name: K.C. Crosthwaite
Title: Chief Executive Officer

Amendment No. 1 to Relationship Agreement
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INVESTOR:

ALTRIA GROUP, INC.

By: /s/ William F. Gifford, Jr.
Name: William F. Gifford, Jr.
Title: Vice Chairman and Chief Financial Officer

Amendment No. 1 to Relationship Agreement
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INVESTOR SUB:

ALTRIA ENTERPRISES LLC

By: /s/ David A. Wise
Name: David A. Wise
Title: Vice President and Treasurer

Amendment No. 1 to Relationship Agreement
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